THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (“Amendment”) is made effective as of May 17, 2018, by and between GOLDEN HILLS PARK I PROPERTY OWNER, LLC, a Delaware limited liability company (“Landlord”) and CYBEROPTICS CORPORATION, a Minnesota corporation (“Tenant”) with reference to the following facts and circumstances.

A.       Landlord is the owner of that certain building located at 5900 Golden Hills Drive, Golden Valley, Minnesota (the “Building”).

B.         FirstCal Industrial 2 Acquisitions, LLC, predecessor in interest to Landlord, and Tenant entered into that certain Industrial Building Lease dated March 27, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease dated March 14, 2011 (the “First Amendment”) and by that certain Second Amendment to Lease dated October 22, 2012 (the “Second Amendment”) for certain premises containing approximately 50,724 rentable square feet (the “Existing Premises”) located in the Building.  The Original Lease, First Amendment and Second Amendment shall be known collectively as the “Lease”.

C.          Landlord and Tenant desire to amend the Lease upon terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing facts and circumstances, the mutual covenants and promises contained herein and after good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, the parties do hereby agree to the following:

                  1.                  Definitions.  Each capitalized term used in this Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

                  2.                  Premises. Effective as of the later of (i) January 1, 2019 and (ii) the date which is seventy (70) days following the date upon which the existing tenant (the “Existing Tenant”) of the Expansion Premises (as such term is defined below) vacates the Expansion Premises (the “Expansion Date”), the Premises shall be expanded to include an additional 10,484 rentable square feet as marked “Expansion Areas” on Exhibit B, attached (the “Expansion Premises”) for a total of 61,208 rentable square feet.  From and after the Expansion Date, the term Premises shall include the Expansion Premises, unless the context requires otherwise.  Landlord agrees to use commercially reasonable efforts to cause the Existing Tenant to vacate the Expansion Premises upon the expiration of the term of its lease.

                  3.                    Term.  The term of the Lease is hereby extended for a term commencing on January 1, 2019 and ending on July 31, 2026 (the “Second Extended Term”).  Except as set forth in Section 8 below, Tenant shall have no option to renew the Lease following the Second Extended Term and as of the full execution of this Amendment, the renewal options set forth in Section 11 (as further detailed on Exhibit H) of the First Amendment are hereby deleted and of no further force and effect.

                  4.                    Base Rent.  During the Second Extended Term Base Rent shall be as follows:

Months	Monthly Installment	Annual

January 1, 2019- December 31, 2019

January 1, 2020-December 31, 2020

January 1, 2021-December 31, 2021

January 1, 2022-December 31, 2022

January 1, 2023-December 31, 2023

January 1, 2024-December 31, 2024

January 1, 2025-December 31, 2025

January 1, 2026-July 31, 2026

	$48,456.33* $49,667.74 $50,909.44 $52,182.17 $53,486.73 $54,823.89 $56,194.49 $57,599.35	$581,476.00** $596,012.90 $610,913.22 $626,186.05 $641,840.70 $657,886.72 $674,333.89 $403,195.47***

* If the Expansion Date occurs after January 1, 2019 then Tenant’s monthly Base Rent for the period between January 1, 2019 and the Expansion Date shall be $40,156.50 per month.

**Provided that Tenant has faithfully performed all of the terms and conditions of this Amendment and the Lease, Landlord agrees to abate Tenant’s obligation to pay Base Rent and Tenant’s Proportionate Share of Operating Expenses for the first seven months following the Expansion Date (the “Conditional Rent”).  Upon the occurrence of an Event of a Default at any time during the Second Extended Term, in addition to any other remedies to which Landlord may be entitled, Landlord shall be entitled to recover the unamortized portion of the Conditional Rent amortized on a straight line basis over the final eighty four (84) months of the Second Extended Term (i.e., the Conditional Rent shall not be deemed to have been abated, but the unamortized portion thereof shall become immediately due and payable as unpaid Rent earned, but due at the time of such Event of Default).  By way of example, if an Event of Default occurs with twelve months remaining in the Second Extended Term, Landlord shall be entitled to recover 14.29% (12/84) of the Conditional Rent.

***Represents seven (7) months of Base Rent.

                  5.                Tenant’s Proportionate Share.  Effective as of the Expansion Date, Tenant’s Proportionate Share, as such term is defined in Section 1.11 of the Lease, as amended, shall be 66.26%.

                  6.                Operating Expenses.  During the Second Extended Term, Tenant shall continue to pay Tenant’s Proportionate Share of Operating Expenses, in accordance with the terms of the Lease as amended by this Amendment, except that the parties agree that the first two sentences in Section 3.4, “Review of Operating Expenses” were intended to be one sentence and should and shall be modified to read as follows:

            “As soon as is reasonably practical after each Operating Year, but no more than five (5) months after each Operating Year, Landlord shall provide Tenant with a statement (a “Statement”) setting forth Tenant’s actual ultimate liability for its Proportionate Share of Operating Expenses for the subject Operating Year, including the reasonable details regarding the date, amount and payee, and purpose of each such payment made and attributed by Landlord as an Operating Expense.”

           7.                  Parking.  Effective as of the Expansion Date, and only as it relates to periods from and after such date, Tenant shall have the right to use one hundred sixty (160) parking spaces in the parking lot serving the Building on an non-exclusive and unreserved basis.  Effective as of the Expansion Date, the parking rights set forth in this Section 7 shall be in lieu of and not in addition to all other parking rights set forth in the Lease.

                  8.                  Renewal Option. Tenant shall have a personal and non-transferable option to renew the term of the Lease for one (1) term of five (5) years.  Such renewal term shall begin the first day following the expiration of the Second Extended Term.  Tenant shall have the right to exercise the renewal option conferred herein by giving Landlord notice at least two hundred seventy (270) days prior to the expiration of the Second Extended Term; provided that, at the time of exercise and as of the commencement of the renewal term (a) no Event of Default has occurred; and (b) Tenant has not sublet or assigned any portion of the Premises.

            The renewal option shall be subject to all of the terms and conditions contained in the Lease, except that Base Rent during the renewal term shall be at Market Rent.  “Market Rent” shall be the anticipated rate in effect for the Premises as of the commencement of the renewal term, together with any market rate increases during the renewal term, based upon the rents generally in effect for renewed leases of space in the area in which the Building is located of equivalent quality, size, utility and location, and taking into account the length of the renewal term, leasehold improvements, concessions then offered in the market and the credit standing of Tenant.  Landlord shall lease the Premises to Tenant in their then-current condition, subject to negotiated leasehold improvements taken into account in the determination of Market Rent.  In the event that Tenant shall exercise an option to renew the Lease, then the Market Rent shall be agreed upon in a meeting of the parties hereto held at least ninety (90) days prior to the expiration of the Second Extended Term.  If the parties are able to agree on an amount of Market Rent that is mutually satisfactory, then such agreements shall be placed in writing and shall be signed by the parties hereto and shall thereupon become a part of the Lease.

            If the parties hereto are unable to agree upon the Market Rent at least thirty (30) days prior to the commencement of the renewal term, then the disagreement shall be promptly submitted to arbitration. In such event, each party shall select an arbitrator having not less than ten (10) years’ actual experience in the commercial real estate brokerage business, and the arbitrators so selected shall  select a third arbitrator with qualifications similar to their own.  If the arbitrators cannot agree on the third arbitrator, they shall petition the Minnesota Commercial Association of Realtors Mediation Committee. At the time of appointment both Landlord and Tenant shall submit to such arbitrators their determination of Market Rent.  Within ten (10) days following appointment the arbitrators shall meet for the purpose selecting either Landlord’s or Tenant’s determination of Market Rent.   The decision of the arbitrators shall be binding on both parties.  Landlord and Tenant shall each be responsible to pay their respective arbitrators and will share equally the cost of the third arbitrator.

            Failure of Tenant to properly exercise the option herein granted shall be construed as a waiver of such option herein granted, and the Lease shall then terminate at the expiration of the Second Extended Term.

           9.              Right of First Refusal.

(a)        Effective as of the date of the full execution of this Amendment, the Right of Offer set forth in Section 12 of the First Amendment shall be deleted and of no further force and effect.

(b)        Effective as of January 1, 2020 (the “ROFR Effective Date”), provided no Event of Default has occurred, Tenant shall have a right of first refusal with respect to any space contiguous to the Premises in the Building that may become available (the “Refusal Space”), subject to the terms and conditions set forth below, before such space is leased to any third party, and provided at least three (3) years remain under the Second Extended Term of the Lease.  Following the ROFR Effective Date and so long as this right of first refusal remains in effect, Landlord shall not lease all or any portion of the Refusal Space without first complying with the provisions of this Section 9.

            The foregoing right shall be subject to the tenants’ who lease the Refusal Space as of the ROFR Effective Date renewing their existing leases, whether pursuant to an option to extend previously granted or otherwise, and in all events is subject and subordinate to any existing rights of any other parties to lease the Refusal Space, if such existing rights have already been granted prior to the date of this Amendment (collectively “Prior Optionees”).

            In the event any bona fide third party (a “Potential Tenant”) enters into a letter of intent to lease all or any portion of the Refusal Space during the Second Extended Term (“Third Party Interest”), and no Prior Optionee exercises its right of refusal, Landlord shall offer the applicable portion of the Refusal Space to Tenant upon the same terms, covenants and conditions as provided in the Lease (as amended) for the then current Premises, except that (a) the Base Rent, Tenant’s payment of expenses, and the tenant improvement allowance (subject to adjustment as provided herein) and other economic terms shall be the same as the terms included in the offer for the Refusal Space from the Potential Tenant that was acceptable to Landlord and Potential Tenant as evidenced by a letter of intent to lease signed by the Potential Tenant (the “Offer”); and (b) the parties shall negotiate a work letter addressing the procedure for preparation and approval of the plans for any tenant improvements in the Refusal Space, as well as the construction thereof.  If the Offer is for a longer period than remaining under the Lease, the term of the lease of the Refusal Space shall be co-terminous with the term of the Lease, and the Base Rent rates shall be adjusted, as Landlord shall determine, to reflect any lesser term remaining under the term of the Lease and any tenant improvement allowances and other concessions set forth in the Offer shall be prorated to reflect the shorter term. Except for the tenant allowance contained in the Offer, Tenant shall accept the Refusal Space “As-Is.”  If Tenant does not exercise its Right of First Refusal in accordance with this Section 9, Tenant shall have no further rights with respect to the Refusal Space.  For avoidance of doubt, if Tenant exercises this Right of First Refusal, Tenant shall be required to lease the entire space referred to in the Offer, not just the portion thereof which is part of the Refusal Space, unless Landlord elects, in its sole and absolute discretion, to only lease Tenant the portion thereof located within the Refusal Space.

            If Tenant notifies Landlord in writing of the acceptance of such offer within ten (10) business days after Landlord has delivered the Offer to Tenant, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease and specifying that such Refusal Space accepted by Tenant is a part of the Premises, and containing other appropriate terms and conditions relating to the addition of the Refusal Space to the Lease (including specifically any increase or adjustment of the Rent as a result of such addition).  If Tenant exercises the right to lease the Refusal Space, said lease and the rent on the Refusal Space shall commence the later of thirty (30) days after Tenant’s notice exercising the right, or the date the Refusal Space is available for occupancy with any work to be performed by Landlord substantially complete, and shall continue for the duration of the term of the Lease. Notwithstanding the foregoing, a failure or refusal of Tenant to timely execute such amendment shall not serve to relieve Tenant from its obligations under this Section 9 and Tenant’s exercise of its rights under this Section 9 are and shall be deemed binding on Tenant at the time of such exercise.

            If Tenant does not notify Landlord in writing of its acceptance of such offer in such ten (10) business day period, Landlord shall thereafter be able to lease the applicable portion of the Refusal Space to the Potential Tenant upon substantially the same terms as set forth in the Offer.  If Landlord leases the applicable portion of the Refusal Space to the Potential Tenant within one hundred fifty (150) days following the expiration of Tenant’s ten (10) business day period to exercise the Offer, Tenant’s rights under this Section 9 shall thereupon terminate with respect to the applicable portion of the Refusal Space.  If Landlord does not lease the applicable portion of the Refusal Space to the Potential Tenant within such one hundred fifty (150) day period, Landlord must once again offer the applicable portion of the Refusal Space to Tenant, as provided above.

            Any termination of the Lease shall terminate all rights of Tenant with respect to the Refusal Space.  The rights of Tenant with respect to the Refusal Space shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease.  Landlord's consent to any assignment of the Lease shall not be construed as allowing an assignment or a conveyance of such rights to any assignee.  Nothing herein contained should be construed so as to limit or abridge Landlord's ability to deal with the Refusal Space or to lease the Refusal Space to other tenants, Landlord's sole obligation being to offer, and if such offer is accepted, to deliver the Refusal Space to Tenant in accordance with this provision.

            The Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting from any delay in delivering possession of the Refusal Space to Tenant, but abatement of the Base Rent attributable to the Refusal Space from the date of Tenant's acceptance of the Offer with respect to the Refusal Space to the date of actual delivery of the Refusal Space, shall constitute full settlement of all claims that Tenant might have against Landlord by reason of the Refusal Space not being delivered upon the date of Tenant's acceptance of Landlord's offer.

            If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the right herein provided, or if Tenant shall have subleased the Premises or assigned the Lease (other than to a Tenant Affiliate) with respect to all or any portion of the Premises, then immediately upon such termination, sublease, or assignment, the right herein granted shall simultaneously terminate and become null and void.  Such right is personal to Tenant and non-transferable (other than to a Tenant Affiliate).  UNDER NO CIRCUMSTANCES WHATSOEVER SHALL THE ASSIGNEE UNDER A COMPLETE OR PARTIAL ASSIGNMENT OF THIS LEASE (OTHER THANA TENANT AFFILIATE), OR A SUBTENANT UNDER A SUBLEASE OF THE PREMISES, HAVE ANY RIGHT TO EXERCISE THE RIGHT GRANTED HEREIN.

              10.                  HVAC.

a.           Landlord shall, as its sole cost and expense, replace the HVAC (as such term is defined in Section 2 of the Second Amendment) units marked as “Being Replaced “on Exhibit C, attached hereto. Landlord shall make commercially reasonable efforts to substantially complete such work on or before March 31, 2019.  Tenant hereby acknowledges that such work may be performed while Tenant is occupying the Premises. Tenant hereby acknowledges and agrees that Landlord shall not be liable for any inconvenience to Tenant or for interference with Tenant’s business or use of the Premises during the performance of such work, provided that Landlord shall utilize commercially reasonable efforts not to disrupt the operation of Tenant’s business. Tenant and its employees, invitees, agents and contractors may use the Premises during the performance of such work at their own risk, and Landlord shall not be responsible for injury or damage to property occasioned by the performance of such work unless same is due to Landlord’s negligence or willful misconduct.

b.                Effective as of the date full execution of this Amendment, the 5th sentence of Section 2 of the Second Amendment is hereby deleted and of no further force and effect.

c.                Notwithstanding anything contained in the Lease to the contrary any replacement of an HVAC unit (other than those replaced by Landlord pursuant to Section 10(a) above) shall be performed by Landlord,  the cost thereof shall be amortized over fifteen (15) years at an interest rate equal to Landlord’s actual cost of borrowing at the time of such replacement and Tenant shall then reimburse Landlord for such amortized cost monthly for each month during the term of the Lease (as the same may be extended).  By way of example only and assuming no interest (such assumption being made only for the purpose of simplifying this example), if the cost of replacement is $50,000, Tenant shall pay to Landlord, as Additional Rent, the sum of $277.78 each month throughout the term of the Lease at the same time as Rent is due.

d.               Trigger for the replacement of HVAC units.  During any twelve (12) month period of time during the term of the Lease, if the cost to maintain or repair any HVAC unit serving the Premises costs at least 90% of the annual amortized replacement cost, then Landlord shall replace the unit as soon as reasonably possible after the determination of replacement is made.  Landlord recognizes that time is of the essence in the replacement.

              11.                    Roof Replacement.  If Landlord replaces the roof of the Building during the term of the Lease or any extension thereof, Landlord will be responsible for 100% of the replacement cost and will not recover that cost by assessing Tenant either directly, or through inclusion in Operating Expenses.

              12.                   Tenant Improvements.  Tenant shall construct in the Premises the Tenant Improvements in accordance with and as such term is defined in the Work Letter attached hereto as Exhibit A.

              13.                   No Defenses.  Tenant affirms that, as of the date of execution of this Amendment: (a) it is not aware of any default or breach by Landlord under the Lease; (b) all tenant improvements to be constructed by Landlord prior to the date of this Amendment, if any, are complete and, subject to any warranties, representations and/or obligations undertaken by Landlord under the Original Lease that would be applicable to such tenant improvements and the Premises, Tenant has accepted the Premises in “as is, where is” condition as of the date of this Amendment; and (c) Landlord has fully funded or Tenant has waived any unfunded tenant improvement allowances payable under the Lease (except as set forth in this Amendment).  On May 1, 2018 Landlord applied $126,810 then remaining from the First Amendment Allowance and Supplemental Allowance (as such terms are defined in the First Amendment) to Tenant’s account ($65,941.20 for May rent and $60,868.80 remaining balance). The application of this credit rendered a net credit on account to Tenant of $56,736.11 on May 1, 2018. On May 2, 2018, Tenant prepaid rent in the amount of $28,860.64 resulting in a total current credit on account to Tenant of $85,596.75 as of May 2, 2018. This credit will be applied to Tenant’s rent obligations under the Lease until exhausted.

              14.                    Broker.  Tenant represents to Landlord that except for CBRE, Inc., representing Landlord, and Winthrop Commercial, Inc., representing Tenant, (collectively, the “Brokers”), Tenant has not dealt with any real estate broker, salesperson or finder in connection with this Amendment, and no other such person initiated or participated in the negotiation of this Amendment or is entitled to any commission in connection herewith.  Landlord shall pay all commissions owed to the Brokers relating to this Amendment.  Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys fees) arising from either (a) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Tenant in connection with this Amendment, or (b) a claim of, or right to lien under the statutes of the state in which the Premises are located relating to real estate broker liens with respect to any such broker retained by Tenant.

        15.           Submission.  Submission of this Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Amendment to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for ten (10) days after such delivery.

              16.                    OFAC Compliance.

a.          As used herein “Blocked Party” shall mean any party or nation that (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the U.S. Treasury ("OFAC") pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) or other similar requirements contained in the rules and regulations of OFAC (the "Order") or in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the "Orders") or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders; or (b) has been determined by competent authority to be subject to the prohibitions contained in the Orders.

b.         As a material inducement for Landlord entering into this Amendment, Tenant warrants and represents that Tenant is not (a) a Blocked Party; (b) owned or controlled by, or is acting, directly or indirectly, for or on behalf of, any Blocked Party; or (c) has instigated, negotiated, facilitated, executed or otherwise engaged in this Amendment, directly or indirectly, on behalf of any Blocked Party.  Tenant shall immediately notify Landlord if any of the foregoing warranties and representations becomes untrue during the Second Extended Term.

c.         Tenant shall not: (a) transfer or permit the transfer of any interest in Tenant to any Blocked Party or any party who Tenant actually knows is engaged in illegal activities.

d.         If at any time during the Second Extended Term (a) Tenant becomes a Blocked Party or is convicted, pleads nolo contendere, or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering; (b) any of the representations or warranties set forth in this Section become untrue; or (c) Tenant breaches any of the covenants set forth in this Section, the same shall constitute an Event of Default.  In addition to any other remedies to which Landlord may be entitled on account of such Event of Default, Landlord may immediately terminate the Lease and refuse to pay any Allowance or other disbursements due to Tenant under the Lease.

              17.                   Miscellaneous.

a.               Time of Essence.  Time is of the essence of this Amendment and each and every term and provision hereof.

b.               Modification.  A modification of any provision herein contained, or any other amendment to this Amendment, shall be effective only if the modification or amendment is in writing and signed by both Landlord and Tenant.

c.                Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

d.               Number and Gender.  As used in this Amendment, the neuter includes masculine and feminine, and the singular includes the plural.

e.                Construction.  Headings at the beginning of each Section and subsection are solely for the convenience of the parties and are not a part of this Amendment.  Except as otherwise provided in this Amendment, all exhibits referred to herein are attached hereto and are incorporated herein by this reference.  Unless otherwise indicated, all references herein to Articles, Section, subsections, paragraphs, subparagraphs or provisions are to those in this Amendment.  Any reference to a paragraph or Section herein includes all subparagraphs or subsections thereof.  This Amendment shall not be construed as if it had been prepared by only Landlord or Tenant, but rather as if both Landlord and Tenant had prepared the same.  In the event any portion of this Amendment shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Amendment, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Amendment.

f.                  Integration of Other Agreements.  This Amendment, the Lease and prior amendments set forth the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all previous written or oral understandings, agreements, contracts, correspondence and documentation with respect thereto.  Any oral representation or modifications concerning this Amendment shall be of no force or effect.

g.                Duplicate Originals; Counterparts.  This Amendment may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect.  Additionally, this Amendment may be executed in counterparts, but shall become effective only after a counterpart hereof has been executed by each party; all said counterparts shall, when taken together, constitute the entire single agreement between parties.

h.               No Waiver.  No failure or delay of either party in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right.  No waiver by any party hereto of any breach or default shall be considered to be a waiver of any other breach or default.  The waiver of any condition shall not constitute a waiver of any breach or default with respect to any covenant, representation or warranty.

i.                 Further Assurances.  Landlord and Tenant each agree to execute any and all other documents and to take any further actions reasonably necessary to consummate the transactions contemplated hereby.

j.                 No Third Party Beneficiaries.  Except as otherwise provided herein, no person or entity shall be deemed to be a third party beneficiary hereof, and nothing in this Amendment, (either expressed or implied) is intended to confer upon any person or entity, other than Landlord and/or Tenant (and their respective nominees, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Amendment.

k.               Full Force and Effect.  The Lease, as amended hereby, shall continue in full force and effect, subject to the terms and provisions thereof and hereof.  In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

LANDLORD:

                                                                              GOLDEN HILLS PARK I PROPERTY OWNER,
                                                                              LLC

By:
       Barry P. Marcus, Senior Vice President

Date:

TENANT:

CYBEROPTICS CORPORATION

By:

Printed Name:  Jeff Bertelsen

Title:    Executive Vice President & CFO/COO

Date:

EXHIBIT A

WORK LETTER

This Work Letter (this “Work Letter”) is attached to and made a part of that certain Third Amendment to Lease (the “Amendment”), between GOLDEN HILLS PARK I PROPERTY OWNER, LLC, a Delaware limited liability company (“Landlord”) and CYBEROPTICS CORPORATION (“Tenant”).  The terms used in this Work Letter that are defined in the Amendment shall have the same meanings as provided in the Amendment.

1.                   Definitions.

(a)                 “Allowance” shall mean a one-time tenant improvement allowance in an amount not to exceed $1,530,200.00.

(b)                 “Approved Working Drawings” shall have the meaning set forth in Section 5(c) below.

(c)                 “Excess Costs” shall mean Total Construction Costs in excess of the Allowance.

(d)          “Substantial Completion” of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punchlist items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant.  Substantial Completion shall have occurred even though (a) minor details of construction, decoration, landscaping or mechanical adjustments remain to be completed and/or b) there is a delay in the Substantial Completion of the Premises due to a “Tenant Delay” as defined below.

(e)                  “Tenant Delay” shall mean each day of delay in the performance of the work that occurs because of (i) Tenant’s failure to timely deliver or approve any required documentation; (ii) any change by Tenant to the Approved Working Drawings; (iii) Tenant’s requirement for materials, components, finishes or improvements that are not available in a commercially reasonable time; (iv) postponement of any work at the request of Tenant; (v) the failure by Tenant’s architect, space planner or other agent or contractor, to timely prepare plans, pull permits, provide approvals or perform any other act required hereunder; (vi) the failure of Tenant to pay, when due, any amounts required to be paid by Tenant; (vii) Tenant’s failure to attend any meeting with Landlord, any architect, design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the Approved Working Drawings, or in connection with the performance of any work; (viii) a breach by Tenant of this Exhibit or the Amendment; (ix) changes in any of the Approved Working Drawings because the same do not comply with Laws (if the same were prepared by Tenant); and (x) any other acts or omissions of Tenant.

(f)                 “Tenant Improvements” shall mean the improvements to the Expansion Premises set forth in this Exhibit A.

(g)           “Tenant’s Representative” shall mean Jeff Bertelsen, who Tenant has appointed as its representative with full power and authority to bind Tenant for all actions taken with regard to the Tenant Improvements.  Tenant hereby ratifies all actions and decisions with regard to the Tenant Improvements that the Tenant’s Representative may have taken or made prior to the execution of this Work Letter.  Landlord shall not be obligated to respond to or act upon any plan, drawing, change order or approval or other matter relating to the Tenant Improvements until it has been executed by Tenant’s Representative or a senior officer of Tenant.

(h)             “Total Construction Costs” shall mean the entire cost of constructing the Tenant Improvements, including space planning and preparation of the Approved Working Drawings, labor and materials, electrical and other utility usage during construction, low voltage cabling, relocation of Tenant’s furniture, fixtures and equipment, additional janitorial services, trash removal, general tenant signage, related taxes and insurance costs, all Water Availability Charges and Sewer Availability Charges related to the Premises or the Tenant Improvements, the fees of the general contractor and an administrative fee to Landlord in the amount 1.5% of the hard construction costs.  No fee shall be charged on: architectural or engineering plans, permits or other governmental fees, SAC/WAC charges, or any other “soft” cost.

2.                   Allowance and Excess Costs Deposit.

(a)                 Provided no Event of Default has occurred, Landlord shall provide an amount up to the Allowance to be applied toward Total Construction Costs.  The Allowance must be used by September 30, 2019, unless delayed by forces beyond Tenant’s reasonable control or shall be deemed forfeited with no further obligation by Landlord with respect thereto.  All Tenant Improvements for which the Allowance has been made available shall be deemed Landlord’s property.  Tenant shall not be entitled to use any portion of the Allowance for anything other than Tenant Improvements, except that Tenant shall be entitled to use up to $78,510.00 of unused Allowance towards payments of Base Rent as they become due.

(b)                 In no event shall Landlord be obligated to make disbursements with respect to the Tenant Improvements in an amount that exceeds the Allowance.  The Allowance shall not be disbursed to Tenant, but shall be paid by Landlord pursuant to the terms of the construction contract toward the payment of the Total Construction Costs, if, as, and when the cost of the Tenant Improvements is actually incurred.

(c)                 Upon the later to occur of Tenant’s execution of this Amendment or the date the Excess Costs have been determined and approved, Tenant shall deliver to Landlord cash in the amount equal the Excess Costs (the “Excess Costs Deposit”).  In the event that after such deposit by Tenant, any revisions, changes, or substitutions shall be made to the Approved Working Drawings or the Tenant Improvements, Tenant shall pay any additional costs that arise in connection with such revisions, changes or substitutions to Landlord immediately upon Landlord’s request as an addition to the Excess Costs Deposit.

(d)                 Landlord shall disburse the Excess Costs Deposit prior to the disbursement of the Allowance.  So long as this Amendment has been fully executed and the other conditions for draws have been made Landlord will begin funding the Allowance not later than July 1, 2018.

3.                   Punchlist.  Landlord and Tenant will confer and agree on when Substantial Completion has occurred.  Within three (3) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Expansion Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Improvements (the “Punchlist Items”).  Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on Punchlist Items. Tenant shall use reasonable efforts to complete all Punchlist Items within thirty (30) days after agreement thereon; however, Tenant shall not be obligated to engage overtime labor in order to complete such items.

4.                   Miscellaneous.

(a)                 Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until Landlord approves the document.

(b)                 Notwithstanding any provision to the contrary contained in this Amendment, if an Event of  Default has occurred at any time prior to Substantial Completion, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause the contractor to cease the construction of the Expansion Premises (in which case, Tenant shall be responsible for any delay in Substantial Completion caused by such work stoppage); and (ii) all other obligations of Landlord under the terms of this Exhibit shall be forgiven until such time, if any, as such Event of Default may be cured.

5.                   Preparation of Working Drawings.

(a)                Tenant has retained an architect/space planner (“Architect”) to prepare the construction drawings for the Tenant Improvements.  Landlord has agreed to provide an allowance of $.15 per square foot for the initial plans, which shall be in addition to and not deducted from the Allowance.

(b)                Within a reasonable time following full execution of this Amendment, Tenant’s Architect shall prepare a space plan for the Tenant Improvements (the “Space Plans”), and shall deliver the Space Plans to Landlord for Landlord’s approval (which approval shall not be unreasonably withheld, delayed or conditioned).  Landlord shall notify Tenant whether it approves the Space Plans within five (5) business days after Tenant’s submission thereof.  If Landlord disapproves of such Space Plans, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval.  Tenant’s Architect shall revise such Space Plans in accordance with Landlord’s reasonable objections and submit the revised Space Plans to Landlord for its review and approval.  Landlord shall notify Tenant in writing whether it approves of the revised Space Plans within three (3) business days after its receipt thereof.  If Landlord fails to notify Tenant that it disapproves of the initial Space Plans within five (5) business days (or, in the case of revised Space Plans, within three (3) business days) after the submission thereof, then Landlord shall be deemed to have approved the Space Plans in question.

(c)                 Tenant shall cause the Architect to prepare final working drawings of the Tenant Improvements and deliver the same to Landlord for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned).  Landlord shall notify Tenant whether it approves of the submitted working drawings within five (5) business days after Tenant’s submission thereof.  If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval.  Tenant’s architect shall revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval.  Landlord shall notify Tenant in writing whether it approves of the revised working drawings within three (3) business days after its receipt thereof.  If Landlord fails to notify Tenant that it disapproves of the initial working drawings within three (3) business days (or, in the case of resubmitted working drawings, within three (3) business days) after the submission thereof, then Landlord shall be deemed to have approved the working drawings in question.  The approved working drawings are hereinafter referred to as the “Approved Working Drawings.”

6.                   Cost Proposal.    Tenant shall provide Landlord with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of the Total Construction Costs to be incurred in connection with the Tenant Improvements (“Cost Proposal”).  Tenant’s approval of the Cost Proposal shall be deemed approval of the Excess Costs resulting therefrom.

7.                   Construction.       Following approval of the Cost Proposal Tenant shall construct the Tenant Improvements in substantial accordance with the Approved Working Drawings.  Tenant shall be responsible for the selection of the general contractor to construct the improvements in accordance with the Approved Working Drawings.  Landlord shall reasonably approve Tenant’s selected general contractor within five (5) business days after Tenant’s submission of the general contractor’s name to Landlord.  Tenant shall require the selected general contractor to sign Landlord’s standard construction contract.  All construction draw requests will be submitted to and approved by Tenant prior to submission to Landlord.   Landlord shall be responsible to pay all Tenant approved draw requests on a timely basis as provided in Landlord’s standard construction contract.

EXHIBIT B

EXPANSION PREMISES

KEY
Existing Premises
Expansion Area
Existing Premises 5900
Expansion Area 5940
Expansion Area 5940

1 Exhibit Plan
1" = 40'-0"

Project	CYBER OPTICS / LDI	*Job Code*	CYBER
Address	5900 GOLDEN HILLS DRIVE - GOLDEN VALLEY, MN	*Drawn By*	DP
		Reviewed By	JD
		Date	04/05/18

Drawing File: D:\2017 Revit Local\A17-CYBER_Golden Valley B_DerekLi.rvt
Last Printed: 2018-04-05 2:13:23 PM

bdh+young
interiors | architecture
7001 France Avenue South, Suite 200
Edina, Minnesota 55435
952-893-9020 Fax 952-893-9299
www.bdhyoung.com

EXHIBIT C

HVAC UNITS TO BE REPLACED